Exhibit 99.1

NEWS
For Immediate Release
FOR FURTHER INFORMATION CONTACT:
Julie A. Boland
Vice President, Chief Financial Officer and Treasurer
Oglebay Norton
216-861-8941

Oglebay Norton Receives Final Court Approval for Use of

Up to $70 Million in Debtor-in-Possession Financing

CLEVELAND, APRIL 8, 2004 – Oglebay Norton Company [Other OTC: OGLEQ] announced that U.S. Bankruptcy Judge Joel B. Rosenthal of the United States Bankruptcy Court for the District of Delaware in Wilmington has granted final approval for the Company to borrow up to $70 million from a debtor-in-possession (DIP) credit facility. The Company secured the DIP facility from a syndicate led by Silver Point Finance that includes various members of its pre-petition bank group. In February, the judge granted interim approval for the Company to borrow up to $40 million from the facility.

“We are pleased to have received final approval of our DIP credit facility,” said Michael D. Lundin, Oglebay Norton president and chief executive officer. “The final approval provides us with additional flexibility in running the business and keeps us on track with our original plan to emerge from court protection on an expedited basis with a new capital structure.”

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Oglebay Norton Company, a Cleveland, Ohio-based company, provides essential minerals and aggregates to a broad range of markets, from building materials and home improvement to the environmental, energy and metallurgical industries. The Company has approximately 1,770 full-time and part-time hourly and salaried employees in 13 states.

On February 23, 2004, the Company and its wholly owned subsidiaries filed voluntary petitions under chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in Wilmington to complete the financial restructuring of its long-term debt.

Safe Harbor

Certain statements contained in this release are “forward-looking” in that they reflect management’s expectations and beliefs regarding the future performance of the Company and its operating segments. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, which could cause actual results to differ materially from such statements. The Company believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made by or on behalf of the Company: (1) business and financial risks associated with the Company’s decision to file for protection under chapter 11 of the U.S. Bankruptcy Code, (2) the Company’s ability to restructure its debt, and the ability of such activities to provide adequate liquidity to sufficiently improve the Company’s financial position; (3) the Company’s ability to complete its cost reduction initiatives; (4) weather conditions, particularly in the Great Lakes region, flooding, and/or water levels; (5) fluctuations in energy, fuel and oil prices; (6) fluctuations in integrated steel production in the Great Lakes region; (7) fluctuations in Great Lakes and Mid-Atlantic construction activity; (8) economic conditions in California or population growth rates in the Southwestern United States; (9) the outcome of periodic negotiations of labor agreements; (10) changes in the demand for the Company’s products due to changes in technology; (11) the loss, insolvency or bankruptcy of major customers, insurers or debtors (Some of the Company’s customers and other debtors have filed for reorganization under chapter 11 of the U.S. Bankruptcy Code; management does not expect the aggregate effect of these reorganizations to have a material impact on the Company’s financial condition.); (12) changes in environmental laws; and (13) an increase in the number and cost of asbestos and silica product liability claims filed against the Company and its subsidiaries and determinations by a court or jury against the Company’s interest. While the Company is in chapter 11, investments in its securities will be highly speculative. Shares of the Company’s common stock will likely have little or no value and will likely be canceled. Please refer to the Company’s current and subsequent SEC filings under the Securities and Exchange Act of 1934, as amended, for further information.

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